                                                                      Exhibit 12


                                AMR CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                 (in millions)


                                                                                                         Six Months
                                                      Year Ended December 31,                          Ended June 30,
                                    ---------------------------------------------------------       -------------------
                                     1989        1990         1991         1992         1993         1993         1994
                                    ------      ------       ------       ------       ------       ------       ------
Earnings:

   Earnings (loss) before
   income taxes, extraordinary
   loss, and the cumulative
   effect of accounting changes       $719        $(34)       $(340)       $(697)       $(113)         $51         $250

   Add:  Total fixed charges
   (per below)                         552         734        1,028        1,285        1,339          678          632

   Less:  Interest capitalized          65         116          159          101           51           30           11
                                    ---------   ---------    ---------    ---------    ---------    ---------    ---------

     Total Earnings                 $1,206        $584         $529         $487       $1,175         $699         $871
                                    =========   =========    =========    =========    =========    =========    =========
Combined Fixed Charges and
Preferred Stock Dividends:

   Interest expense                   $239        $338         $508         $651         $668         $343         $306

   Portion of rental expense
   deemed representative of the
   interest factor                     311         394          513          627          663          331          322

   Amortization of debt issue
   costs                                 2           2            7            7            8            4            4
                                    ---------   ---------    ---------    ---------    ---------    ---------    ---------

     Total Fixed Charges               552         734        1,028        1,285        1,339          678          632

   Preferred dividend
   requirements                         19           0            0            0           60           55           57
                                    ---------   ---------    ---------    ---------    ---------    ---------    ---------

   Combined Fixed Charges and
   Preferred Stock Dividends          $571        $734       $1,028       $1,285       $1,399         $733         $689
                                    =========   =========    =========    =========    =========    =========    =========

Ratio of Earnings to Combined
Fixed Charges and Preferred
Stock Dividends                          2.11        -            -            -            -            -            1.26
                                    =========   =========    =========    =========    =========    =========    =========

Coverage Deficiency                      -        $150         $499         $798         $224          $34            -
                                    =========   =========    =========    =========    =========    =========    =========